Exhibit (d)(5)(D)

Blyth, Inc. 2003 Long-Term Incentive Plan

Restricted Stock Award Agreement

This Restricted Stock Award Agreement (this “Agreement”) is made as of the              day of             , 200    , between Blyth, Inc., a Delaware corporation (the “Company”), and                                                       (the “Participant”, which term as used herein shall be deemed to include any successor to the Participant by will or by the laws of descent and distribution, unless the context shall otherwise require).

Pursuant to the Company’s 2003 Long-Term Incentive Plan (the “Plan”), the Company, acting through the Committee, has approved the issuance to the Participant, effective as of the date set forth above, of a Restricted Stock Award pursuant to which the Participant may purchase the number of Shares of Restricted Stock Purchasable at the Purchase Price per Share, each as set forth in the Notice of Grant attached hereto (the “Notice of Grant”), upon the terms and conditions hereinafter set forth. The term “Restricted Shares” shall mean, at any time, those Shares of Restricted Stock purchased by the Participant pursuant to this Agreement that have not then vested in accordance with the Notice of Grant. Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Plan and in the Notice of Grant.

NOW, THEREFORE, in consideration of the mutual premises and undertakings hereinafter set forth, the parties hereto agree as follows:

1.  Restricted Stock Award.  On the date hereof, the Company shall sell and issue to the Participant, and the Participant shall purchase from the Company, the number of Shares of Restricted Stock at the Purchase Price per Share, each as set forth in the Notice of Grant, subject to (a) the terms and conditions of this Agreement and the Plan (which is incorporated by reference herein and which in all cases shall control in the event of any conflict with the terms, definitions and provisions of this Agreement), and (b) the payment to the Company by the Participant of the Total Purchase Price set forth in the Notice of Grant. A copy of the Plan as in effect on the date hereof has been supplied to the Participant, and the Participant hereby acknowledges receipt thereof.

2.  Vesting.  The Shares of Restricted Stock shall become vested as set forth in the Notice of Grant.

3.  Forfeiture.  Upon termination of the Participant’s employment with the Company for any reason (including in the event of the Participant’s death), all then Restricted Shares shall be automatically forfeited by the Participant and reacquired by the Company. Upon such reacquisition, but not as a condition thereof, the Company shall be obligated to pay the Participant an amount equal to the product of the Purchase Price per Share set forth in the Notice of Grant multiplied by the number of Restricted Shares that were so reacquired.

4.  Share Certificates.  Certificates evidencing the Shares of Restricted Stock shall be registered in the name of the Participant; provided, however, that such certificates shall be held in custody by the Company until the Shares of Restricted Stock evidenced thereby shall have vested.

5.  Withholding.  The Participant hereby agrees to remit when due, an amount sufficient to satisfy all current or estimated future federal, state and local withholding tax, and employment tax requirements relating thereto. The Committee may in its discretion permit the minimum statutorily required withholding obligations to be satisfied by delivery of or transfer of Restricted Shares or unrestricted Shares by the Participant to the Company.

6.  Tax Consultation.

        (a) The Participant understands that the Participant may suffer adverse tax consequences as a result of the Participant’s purchase of the Shares of Restricted Stock or the vesting thereof. The Participant represents that the Participant has consulted with such tax advisors as the Participant deems appropriate in connection with the purchase or vesting of the Shares of Restricted Stock and that the Participant is not relying on the Company for any tax advice.

        (b) The Participant shall deliver to the Company a copy of any election filed by the Participant with the Internal Revenue Service under Section 83(b) of the Code within 30 days of the Date of Grant.

7.  Rights as a Stockholder.  The Participant shall have all of the privileges of a stockholder of the Company in respect of the Restricted Shares (including voting rights and distribution rights) unless and until such Restricted Shares are forfeited.

8.  No Evidence of Employment Relationship.  Nothing contained in the Plan or in this Agreement shall confer upon the Participant any right with respect to the continuation of his or her employment by the Company or any Affiliate or interfere in any way with the right of the Company or any Affiliate (subject to the terms of any separate agreement to the contrary) at any time to terminate such employment relationship or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of the Restricted Stock Award. For the avoidance of doubt, the Restricted Stock Award shall not guarantee employment for the length of any vesting schedule set forth in the Notice of Grant.

9.  Restrictions on Transfer; Legends.

        (a) Until vested as aforesaid, the Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered, except by will or by the laws of descent and distribution. In addition, the Committee, in its sole discretion, may permit Restricted Shares to be transferred to a Family Member subject to such terms and conditions as the Committee, in its sole discretion, may impose with respect to such transfer. Until vested as aforesaid, the Restricted Shares shall not be subject to execution, attachment or similar process. Any attempted sale, assignment, transfer, pledge or other encumbrance of Restricted Shares contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Restricted Shares, shall be null and void and without effect.

        (b) The Participant understands and agrees that the certificates evidencing the Shares of Restricted Stock may include the legend set forth below or a legend substantially equivalent thereto to reflect restrictions on transfer:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN FORFEITURE PROVISIONS AND, ACCORDINGLY, MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE EMCUMBERED, EXCEPT IN CONFORMITY WITH THE TERMS OF A WRITTEN AGREEMENT DATED BETWEEN THE CORPORATION AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). A COPY OF SUCH AGREEMENT IS MAINTAINED AT THE CORPORATION’S PRINCIPAL CORPORATE OFFICES.”

        (c) The Participant agrees that, in order to ensure compliance with any restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

        (d) The Company shall not be required (i) to transfer on its books any Restricted Shares that have been sold, assigned, transferred, pledged or otherwise encumbered in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Restricted Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Restricted Shares shall have been so transferred.

10.  Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if (i) personally delivered, (ii) sent by nationally-recognized overnight courier or (iii) sent by registered or certified mail, postage prepaid, addressed as follows:

if to the Participant, to the address set forth on the Notice of Grant; and

if to the Company, to:

Blyth, Inc.

One East Weaver Street

Greenwich, CT 06831

Attention: Secretary

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to have been given (x) when delivered, if personally delivered, (y) on the first Business Day (as hereinafter defined) after dispatch, if sent by nationally-recognized overnight courier and (z) on the third Business Day following the date on which the piece of mail containing such communication is posted, if sent by mail. As used herein, “Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in the city to which the notice or communication is to be sent are not required to be open.

11.  No Waiver.  No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

12.  Participant Undertaking.  The Participant hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of this Agreement or the Plan.

13.  Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Participant and the Company and their respective successors, assigns, heirs, representatives and estates, as the case may be.

14.  Modification of Rights.  The rights of the Participant are subject to modification and termination in certain events as provided in this Agreement and the Plan.

15.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be wholly performed therein. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable. Each of the parties submits to the jurisdiction of any state or federal court sitting in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Either party may make service on the other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided herein for the giving of notices.

16.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

17.  Entire Agreement.  This Agreement (including the Notice of Grant), and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all previously written or oral negotiations, commitments, representations and agreements with respect thereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Blyth, Inc.

By:

Name:
Title:

Participant

Name:
Date:

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